AMERICAN MUTUAL FUND, INC.

                AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT


                  THIS AGREEMENT, dated and effective as of the 1st day of April, 2004, by and between AMERICAN MUTUAL FUND, INC., a Maryland corporation, (hereinafter called the "Fund"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Investment Adviser ").

                                W I T N E S S E T H:

                  A. The Fund is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940. The Investment Adviser is registered under the Investment Advisers Act of 1940 and is engaged in the business of providing investment advisory services to investment companies and others, and related activities.

                  B. The Investment Adviser has provided investment advisory services to the Fund since November 23, 1949, and is currently providing such services under a written agreement dated November 17, 1999, as renewed.

                  NOW THEREFORE, in consideration of the premises and the mutual under takings of the parties, it is covenanted and agreed as follows:

                  1. The Investment Adviser shall furnish advice to the Fund with respect to investing in and purchasing and selling securities. The Investment Adviser shall make available to the Fund all investment information and data maintained by the Investment Adviser and its facilities for obtaining such information and data. In addition, the Investment Adviser shall determine what securities shall be purchased or sold by the Fund.

                  2. The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical and bookkeeping functions of the Fund, including the daily determination of net asset value and offering price per share. The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without additional compensation from the Fund. The Investment Adviser shall also, at its expense, provide the Fund with suitable office space (which may be in the offices of the Investment Adviser) and utilities; all necessary office equipment; and general purpose accounting forms, supplies, and postage used at the offices of the Fund.

                  The Fund shall pay all its expenses not assumed by the Investment Adviser as provided herein. Such expenses shall include, but shall not be limited to, custodian, stock transfer and dividend disbursing agency fees and expenses; costs of the designing, printing, and mailing of reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale (including stock certificates, registration and qualification expenses), or repurchase of shares of the Fund; legal and auditing expenses; compensation, fees and expense reimbursements paid to directors; association dues; and costs of stationery and forms prepared exclusively for the Fund.

3. The Fund shall pay to the Investment Adviser on or before the tenth (10th) day of each month, an amount to be computed by applying to the total net assets of the Fund as of the last day of the preceding month one-twelfth (1/12th) of the lower of the applicable annual rate(s) set forth below:

                      0.39% of the first $800 million of such net assets 0.336% of the next $1 billion of such net assets 0.30% of the next $1.2 billion of such net assets 0.276% of the portion of such net assets in excess of $3.0 billion

                                       or

                      0.384% of the first $1 billion of such net assets 0.33% from $1 to $2 billion of such net assets 0.294% from $2 to $3 billion of such net assets 0.27% from $3 to $5 billion of such net assets 0.252% from $5 to $8 billion of such net assets 0.24% from $8 to $13 billion of such net assets 0.23% on the portion of such assets in excess of $13 billion

For the purposes hereof, the total net assets of the Fund shall be determined in accordance with the method set forth in the currently effective Prospectus of the Fund.

                  4. In addition to paying the costs and expenses provided for above, the Investment Adviser agrees to pay the Fund annually the amount by which the total expenses for any particular fiscal year (November 1st to October
31st), except taxes and such expenses, if any, as may be incurred in connection with any merger, reorganization, or recapitalization, exceed the sum of the following: (i) an amount equal to one percent (1%) of the first $25 million of the average of the net assets for the year; and (ii) an amount equal to three-fourths of one percent (3/4 of 1%) of the average of the net assets for the year which is in excess of $25 million. The average of the net assets for the year in question shall be the average of the twelve (12) month-end net assets computations made for that year pursuant to the provisions of Section 3 hereof.

                  5. The expense limitation described in Section 4 shall apply only to Class A shares issued by the Fund and shall not apply to any other class(es) of shares the Fund may issue in the future. Any new class(es) of shares issued by the Fund will not be subject to an expense limitation. However, notwithstanding the foregoing, to the extent the Investment Adviser is required to reduce its management fee pursuant to provisions contained in Section 4 due to the expenses of the Class A shares exceeding the stated limit, the Investment Adviser will either (i) reduce its management fee similarly for other classes of shares, or (ii) reimburse the Fund for other expenses to the extent necessary to result in an expense reduction only for Class A shares of the Fund.

                  6. This agreement may be terminated at any time, without payment of any penalty, by the Board of Directors or by vote of a majority (within the meaning of the Investment Company Act of 1940) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Fund. In the event of termination other than at the end of a calendar month, the monthly fee shall be prorated for the portion of the month prior to termination and paid on or before the tenth (10th) day subsequent to termination. Unless sooner terminated in accordance with this provision, this agreement shall continue until the close of business on March 31, 2005. It may thereafter be renewed from year to year by mutual consent; provided that such renewal shall be specifically approved at least annually by the Board of Directors or by vote of a majority (within the meaning of the Investment Company Act of 1940) of the outstanding voting securities of the Fund. In either event, renewal of the agreement must be approved by a majority of those directors who are not parties to the agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Such mutual consent to renewal shall not be deemed to have been given unless evidenced by writing signed by both parties.

                  7. This agreement shall not be assignable by either party hereto, and in the event of assignment shall automatically be terminated forthwith. The term "assignment" shall have the meaning defined in the Investment Company Act of 1940.

8. The Investment Adviser shall not be liable to the Fund or to its shareholders for any error of judgment, act or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.

                  9. This agreement shall supersede and replace the agreement between the parties dated November 17, 1999.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized and their corporate seals to be affixed as of the day and year first above written.


AMERICAN MUTUAL FUND, INC.               CAPITAL RESEARCH AND
                                         MANAGEMENT COMPANY



By   /s/ James K. Dunton                 By   /s/ Paul G. Haaga, Jr.
   -----------------------------------      --------------------------
     James K. Dunton                          Paul G. Haaga, Jr.
     Chairman                                 Executive Vice President



By   /s/ Julie F. Williams               By   /s/ Michael J. Downer
   --------------------------------------   ---------------------------
     Julie F. Williams                        Michael J. Downer
     Secretary                                Vice President and Secretary